Exhibit 99.1

PRESS RELEASE

Investors/Media: The Ruth Group Stephanie Carrington/Jason Rando 646-536-7017/7025 scarrington@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Andrew Miclot Senior Vice President Marketing, Sales & Business Development Investor Relations Officer

574-269-7390 ext. 1002

Symmetry Medical Reports Fourth Quarter and Full Year 2006 Results

- Reported Full Year 2006 EPS of $0.69, at Higher Range Of Latest Guidance -

Quarterly Highlights:

•                  Revenue of $58.5 million in line with Company’s latest guidance

•                  Operating income of $7.1 million, up from $6.2 million for third quarter 2006

•                  Operating margin of 12.2%, up from 10.3% for third quarter 2006

•                  Net income of $5.1 million or $0.15 per diluted share, up 71% from third quarter 2006

•                  Opened Malaysian case manufacturing facility to support the Asian market

•                  Acquired Clamonta Limited in January 2007 to expand the aerospace business

WARSAW, Ind., February 8, 2007 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry, announced today fourth quarter and full year 2006 financial results for the period ended December 30, 2006.

The Company reported fourth quarter 2006 revenue of $58.5 million, a decrease of 6.6% from the fourth quarter of 2005 and a decrease of 3.8% from the third quarter 2006. The Company’s fourth quarter revenue included $5.6 million from Riley Medical, which was acquired by the Company on May 2, 2006, and $1.8 million from Everest Metal, which was acquired on August 31, 2006.

Gross margin reported for the fourth quarter 2006 was 24.3%, a decrease of 440 basis points from the fourth quarter of 2005, however, an increase of 180 basis points from the third quarter 2006 when the gross margin was 22.5%.  The improved gross margin from the third quarter 2006 was driven by cost reductions in response to lower second half 2006 volume.

Net income for the fourth quarter 2006 was $5.1 million, or $0.15 per diluted share, compared to a net income of $7.3 million, or $0.21 per diluted share, for the fourth quarter 2005.  On a sequential quarter basis, net income was up 70.5% from the $3.0 million reported in the third quarter of 2006. Net income for the fourth quarter 2006 was positively impacted by lower income tax expense attributable primarily to a federal research and development tax credit of $0.6 million and an Indiana State tax credit of $0.4 million.  This compares to $0.3 million from a federal research and development tax credit recorded in the fourth quarter of 2005.

The Company reported total year 2006 revenue of $253.6 million, a decrease of 3.9% from total year 2005.  Net income for the total year 2006 was $24.1 million, a decrease of 24.2% driven by lower utilization of the fixed costs, as well as sales reductions which were more pronounced in the higher margin products within each of the Company’s product segments.  As a leader in the orthopedic outsourcing industry, the Company is sustaining its capacity and ability to meet a return to higher levels of activity.  Total year 2006 earnings per diluted share was $0.69 compared to $0.92 for full year 2005.

In December 2006, Symmetry Medical opened a 15,000 square foot manufacturing facility in Malaysia to support its growing customer base in Asia and to facilitate greater expansion in the region.  Initially, the facility will focus on manufacturing cases. The Company believes the long-term benefits of increasing its case manufacturing presence in Asia will assist in market penetration and expanded customer relationships within the region.

On January 9, 2007, Symmetry acquired Clamonta Limited, a leading supplier of precision products to the global aerospace industry based in Warwickshire, United Kingdom.  The transaction expands Symmetry’s aerospace offering and product expertise, providing a more complete Total Solutions® offering to major aerospace customers.

Brian Moore, President and Chief Executive Officer, stated, “While we continue to experience the extended effects of the slower growth in the orthopedic industry, we believe our business has stabilized and should generate some modest sequential revenue growth in the first quarter of 2007.  This stabilization is reflected in the improvement in our gross margin and operating margin, both of which increased on a sequential quarter basis.  The European market is generating improved results led by revenues into the United Kingdom, which were up 46.4% in the fourth quarter on a year-over-year basis.”

Mr. Moore continued, “We are pleased with the operating results from the Riley and Everest acquisitions completed in 2006, both of which have exceeded our integration expectations. These acquisitions expanded our presence in Ireland and Switzerland, providing two platforms for long-term incremental growth.  Our focus remains on being well positioned for a resurgence of growth in our core orthopedics business while capitalizing on our market leadership to diversify into additional medical device markets. Our acquisition of Riley Medical is a key example of this strategy. Riley provided us with increased presence in the spine and endoscopy markets, as well as internationally, and we see additional opportunities for growth. We will also continue to evaluate acquisitions to expand across medical device specialties.”

Financial Guidance

The following estimates regarding 2007 earnings guidance are based on current market conditions and foreign currency comparisons and are forward-looking.  Actual results may differ materially and we refer you to the statement on forward-looking statements appearing at the end of the release.

For the full year 2007, the Company expects revenue to be in the range of $253 million to $275 million. The Company currently expects full year 2007 earnings per diluted share in the range of $0.73 to $0.80.

AAOS

Symmetry Medical will be participating in the American Academy of Orthopaedic Surgeons (AAOS) 2007 Annual Meeting in San Diego, CA, February 14-16, 2007. Symmetry Medical products and technologies will be located at Booth 1822.

Conference Call

Symmetry Medical will host a conference call at 8:00 a.m. EST on Thursday, February 8, 2007. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at http://www.symmetrymedical.com.  The dial-in numbers are (866) 362-4829 for domestic callers and (617) 597-5346 for international callers. The reservation number for both is 31251629. After the live Web cast, the call will remain available on Symmetry’s Web site through March 8, 2007. In addition, a telephonic replay of the call will be available until February 15, 2007. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 58877836.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of Operations

	Three Months Ended		Years Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)	(unaudited)
Revenue	$58,456	$62,601	$253,569	$263,766
Cost of Revenue	44,228	44,634	188,467	185,227

Gross Profit	14,228	17,967	65,102	78,539
Selling, general, and administrative expenses	7,099	6,413	28,440	27,570

Operating Income	7,129	11,554	36,662	50,969
Other (income) expense:
Interest expense	1,512	607	4,448	2,954
Derivatives valuation (gain)/loss	637	74	2,317	(98)
Other	(718)	61	(3,201)	1,872

Income before income taxes	5,698	10,812	33,098	46,241
Income tax expense	597	3,519	8,949	14,441

Net income applicable to common shareholders	$5,101	$7,293	$24,149	$31,800

Net income applicable to common shareholders per share:
Basic	$0.15	$0.21	$0.69	$0.94

Diluted	$0.15	$0.21	$0.69	$0.92

Weighted average common shares and equivalent shares outstanding:
Basic	34,929	34,642	34,829	33,841
Diluted	35,165	35,101	35,156	34,670

Symmetry Medical Inc.

Consolidated Balance Sheets

	December 30,	December 31,
	2006	2005
	(In Thousands, Except Per Share Data)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$11,721	$12,471
Accounts receivables, net	47,506	44,908
Inventories	47,392	38,783
Refundable income taxes	111	185
Deferred income taxes	2,826	1,867
Derivative valuation asset	—	414
Other current assets	3,965	4,032

Total current assets	113,521	102,660
Property and equipment, net	106,147	93,106
Derivative valuation asset	—	170
Goodwill	156,241	124,518
Intangible assets, net of accumulated amortization	33,257	16,327
Other assets	981	864

Total Assets	$410,147	$337,645

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$14,861	$18,983
Accrued wages and benefits	7,816	10,997
Other accrued expenses	4,104	2,696
Income tax payable	850	1,241
Derivative valuation liability	1,184	—
Deferred income taxes	249	—
Revolving line of credit	—	—
Current portion of capital lease obligations	3,500	3,239
Current portion of long-term debt	5,550	1,313

Total current liabilities	38,114	38,469
Deferred income taxes	11,832	11,139
Derivative valuation liability	549	—
Capital lease obligations, less current portion	5,142	8,532
Long-term debt, less current portion	63,650	26,250

Total Liabilities	119,287	84,390

Shareholders’ Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued December 30, 2006—35,107; December 31, 2005—34,704)	4	3
Additional paid-in capital	271,387	268,973
Retained earnings (deficit)	6,771	(17,378)
Accumulated other comprehensive income	12,698	1,657

Total Shareholders’ Equity	290,860	253,255

Total Liabilities and Shareholders’ Equity	$410,147	$337,645

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